                                                                    EXHIBIT 23.1

                              CONSENT OF KPMG LLP

The Board of Directors
Austins Steaks & Saloon, Inc.:

    We consent to incorporation in the Registration Statement (No. 333-     ) on
Form S-4, of Austins Steaks & Saloon, Inc. of our report dated March 12, 1999, relating to the consolidated balance sheet of Austins Steaks & Saloon, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1998 annual report on Form 10-KSB of Austins Steaks & Saloon, Inc.

    We also consent to the references to our Firm under the headings "Experts" and "Selected Historical Consolidated Financial Information" in the above referenced Registration Statement.

                                          KPMG LLP

Lincoln, Nebraska


May 28, 1999